As filed with the Securities and Exchange Commission on April 24, 2026

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BITMINE IMMERSION TECHNOLOGIES, INC.
(Exact name of registrant as specified in our charter)

Delaware	84-3986354
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

Bitmine Immersion Technologies, Inc.

800 Connecticut Avenue

Norwalk, Connecticut 06854

(203) 401-8200

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Chi Tsang, Chief Executive Officer

Bitmine Immersion Technologies, Inc.

800 Connecticut Avenue

Norwalk, Connecticut 06854

(203) 401-8200

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Michael Blankenship

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, TX 77002-2925

(713) 651-2600

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS

BITMINE IMMERSION TECHNOLOGIES, INC.

501,545 Shares of Common Stock

This prospectus relates to the offer and resale by the selling stockholders identified herein, or their permitted transferees (the “Selling Stockholders”), of up to (i) 501,545 shares (the “Shares”) of our common stock, par value $0.0001 per share (“Common Stock”) of Bitmine Immersion Technologies, Inc. (the “Company”).

The Shares were issued as the initial stock consideration (the “Stock Consideration”) pursuant to that certain Share Purchase Agreement, dated as of March 24, 2026 (the “Purchase Agreement”), by and among the Company, Standard Validator LLC, a subsidiary of the Company (the “Buyer”), Pier Two Holdings Pty Ltd (“Pier Two”), and each of the sellers party thereto, in connection with the Company’s acquisition of Pier Two (the “Acquisition”) that closed on March 24, 2026.

The Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the Shares in a number of different ways and at varying prices. See the “Plan of Distribution” section of this prospectus for more information.

The Company is not selling any shares of Common Stock in this offering, and will not receive any proceeds from the sale of shares by the Selling Stockholders. See the “Plan of Distribution” section of this prospectus for more information.

The Company’s Common Stock is currently traded on the New York Stock Exchange (“NYSE”) under the symbol “BMNR.” On April 23, 2026, the closing price as reported on NYSE was $22.00 per share.

The Selling Stockholders may offer all or part of the Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should read this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 24, 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).  Under this registration statement, the Selling Stockholders may sell from time to time in one or more offerings the Shares described in this prospectus. You should read this prospectus together with the information incorporated herein by reference as described under “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information that we have provided or incorporated by reference in this prospectus, which may be amended, supplemented, or superseded from time to time by other reports that we subsequently file with the SEC. We have not authorized, nor has any Selling Stockholder authorized, any dealer, salesman, or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

For investors outside the United States: we have not, and the Selling Stockholders have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

For purposes of this prospectus, unless the context indicates otherwise, references to “BMNR,” “our Company,” “the Company,” “we,” “our,” “ours” and “us” refer to Bitmine Immersion Technologies, Inc., a Delaware corporation, and its wholly owned subsidiaries.

We urge you to read carefully this prospectus, as supplemented and amended, before deciding whether to invest in the Shares.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, and expected market growth are forward-looking statements. These forward-looking statements are contained principally in the sections entitled “Risk Factors” and “Use of Proceeds.” Without limiting the generality of the preceding sentence, any time we use the words “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and, in each case, their negative or other various or comparable terminology, and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Some factors that could cause our actual results to be materially different than those expressed in our forward-looking statements include, without limitation:.

●	the risks of limited management, labor, and financial resources;

●	our ability to establish and maintain adequate internal controls;

●	our ability to develop and maintain a market in our securities;

●	our ability to obtain financing, if and when needed, on acceptable terms;

●	our projected financial position and estimated cash burn rate;

●	the success of our ETH treasury strategy;

●	the performance and value of our strategic “moonshot” investments;

●	the volatile and unpredictable cycles in the emerging and evolving industries in which we operate, including the volatility of ether (“ETH”) and other digital asset prices;

●	the continued trading of digital currencies, and in particular ETH, at prices that make it profitable to mine new digital currencies;

●	the risks associated with ETH staking, including smart contract vulnerabilities, protocol changes, validator performance, slashing risks, and counterparty risks at custodians, staking providers, and validator;

●	new or additional governmental regulation;

●	changes in the Ethereum protocol, including upgrades, forks, or modifications to staking economics, fee markets, or network security, that could materially affect our business;

●	the execution and impact of our share repurchase program;

●	the expectations of future revenue growth may not be realized;

●	ongoing demand for our services;

●	other risks described in our prior press releases and filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC.

These forward-looking statements reflect our views with respect to future events as of the date of this prospectus and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. You should read this prospectus and the documents filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus or incorporated by reference herein. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus and information incorporated by reference in this prospectus, including the matters set forth under “Risk Factors” and the financial statements and related notes, including our Annual Report on Form 10-K, as amended, our Quarterly Reports on Form 10-Q, and in our other reports filed from time to time with the SEC.

Company Overview

We are a digital asset focused company operating in the digital asset industry with a strategic focus on acquiring, holding, and managing digital assets as part of our treasury management activities. Beginning in the third calendar quarter of 2025, management expanded our existing digital asset business to primarily focus on the Ethereum blockchain and ETH as our primary digital asset, transitioning from primarily mining and hosting activities toward the long-term accumulation and optimization of digital asset holdings. This included expanding toward an asset-light operating model centered on Ethereum-adjacent services (including advisory) and disciplined digital asset treasury management. Our results are now driven primarily by operating efficiency in a lower capital expenditure model and Ethereum market conditions, including their impact on client activity and the value of any ETH held in our treasury.

We have strategically invested in ETH, becoming the largest corporate holder of ETH, with over 4,473,459 tokens valued at approximately $8.8 billion as of February 28, 2026. We view ETH as a long-term reserve asset, central to our positioning in the AI and digital asset investment cycles, and aim to eventually hold 5% of the total ETH supply. We also hold 195 BTC with a fair value of approximately $13.1 million as of February 28, 2026. From time to time, subject to market conditions, we intend to (i) issue debt or equity securities or engage in other capital raising transactions with the objective of using the proceeds to purchase ETH or other digital assets and (ii) increase our ETH holdings through staking, option strategies, and other yield-generating activities.

Our operating model is anchored by our ETH Treasury Strategy and capital-light ecosystem services. The key drivers of our results include (i) ETH market conditions, which affect the value of our holdings and the economics of any staking or staking-adjacent activities; (ii) client demand for Ethereum-adjacent services, including advisory; (iii) security, custody, and compliance expenditures necessary to support institutional-grade treasury operations; and (iv) access to capital to opportunistically acquire ETH and invest in enabling infrastructure. Our objective is to grow our net ETH position over time, subject to risk and liquidity constraints. We evaluate staking and related mechanisms based on security, liquidity, counterparty, and regulatory profiles, and we expect staking yields to evolve with validator participation rates, protocol parameters, and market conditions. Where we deploy ETH to staking or analogous activities, we intend to size exposures conservatively, prioritize best-in-class custody and validator operations, and maintain appropriate unencumbered liquidity to meet corporate needs. We initiated native ETH staking in November 2025, with the intent for staking to become a primary yield generation strategy, and generated $11.2 million in staking revenue during the six months ended February 28, 2026. During the quarter ended February 28, 2026, we also began entering into ETH-denominated option contracts, primarily through the sale of put options, as part of our digital asset treasury strategy.

In addition to direct ETH holdings, we may selectively pursue strategic investments in operating companies, platforms, or ecosystems that we believe are aligned with Ethereum adoption, infrastructure, or adjacent services. These investments are evaluated within the context of our ETH Treasury Strategy and are intended to complement, rather than replace, direct exposure to ETH. During the quarter ended February 28, 2026, we completed a strategic minority investment of approximately $180 million in Beast Industries Co., a privately held Delaware corporation. We also invested approximately $20 million in Eightco Holdings Inc. through a private investment in public equity transaction, and subsequently made an additional investment of approximately $80 million in Eightco in March 2026, increasing our total investment to approximately $95 million. In March 2026, we also acquired 100% of the outstanding equity interest of Pier Two Holdings Pty Ltd, a provider of institutional-grade blockchain infrastructure, for an aggregate preliminary purchase price of approximately $30.5 million.

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We continue to maintain ancillary mining, leasing, and consulting operations; however, our primary objective is to manage digital assets as long-term strategic reserves to support liquidity and capital formation. With respect to bitcoin mining, we are maintaining small BTC mining operations while winding down our proprietary self-mining exposure and deferring new site buildouts. Our machine lease agreements expired on December 31, 2025 and were not renewed. We have reduced our direct exposure to halving-driven volatility by pivoting to a services-led, capital-light model and by winding down new proprietary mining investments. We expect capital expenditures to remain modest relative to a mining-centric model and intend to maintain a flexible cost structure aligned with services activity and treasury scale.

In June and July 2025, we strengthened our liquidity through an underwritten public offering of our Common Stock, private placements, and the establishment of our at-the-market program permitting sales of up to $24,500,000 of our Common Stock from time to time (the “ATM Program”). As of February 28, 2026, $6,713,325 of sales capacity relating to the ATM Program are still available. We also uplisted our Common Stock to the NYSE American in June 2025 and subsequently uplisted our Common Stock to the New York Stock Exchange on April 9, 2026.

For a description of our business, financial condition, results of operations and other important information regarding Bitmine and its digital assets, we refer you to our filings with the SEC incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information” beginning on page 23 of this prospectus. More information about us is also available through our website at www.bitminetech.io. The information on our website is not incorporated by reference into this prospectus or any prospectus supplement (except for SEC reports that are expressly incorporated by reference herein).

Our Revenue Sources

We generate revenues primarily from our digital asset treasury management activities, with staking of ETH on the Ethereum blockchain serving as our principal revenue source. Beginning in the third calendar quarter of 2025, management expanded our existing digital asset business to primarily focus on the Ethereum blockchain and ETH as the digital asset, transitioning toward an asset-light operating model centered on Ethereum-adjacent services, including advisory, and disciplined digital asset treasury management. Our results are now driven primarily by operating efficiency in a lower capital expenditure model and Ethereum market conditions, including their impact on client activity and the value of any ETH held in our treasury.

Our most significant source of revenue is native ETH staking. We stake our own ETH to validator nodes on the Ethereum blockchain, and we operate all validator nodes through third-party infrastructure providers acting at our direction and instruction. Revenue from staking was approximately $10,201 and $11,181 for the three and six months ended February 28, 2026, respectively, representing approximately 92% and 84% of our total revenue for the same periods. The primary factors that impact staking revenues include: (i) ETH market conditions, which affect the value of rewards earned; (ii) validator participation rates and protocol parameters, which influence staking yields; (iii) the security, custody, and compliance expenditures necessary to support institutional-grade treasury operations; and (iv) the performance and reliability of our validator infrastructure. On March 24, 2026, we completed the acquisition of 100% of the outstanding equity interest of Pier Two Holdings Pty Ltd, a provider of institutional-grade blockchain infrastructure, and formed a subsidiary, Standard Validator LLC, to operate blockchain validation and staking activities. We expect this acquisition to further strengthen our validator operations and staking capabilities.

On March 25, 2026, we also launched Made in America VAlidator Network (“MAVAN”), our proprietary institutional-grade Ethereum staking platform. MAVAN is designed to serve as an Ethereum staking destination for institutions, with a focus on security, performance, and resilience. The platform combines U.S.-based infrastructure for institutions requiring domestic validation with a flexible, globally distributed architecture to support clients worldwide. Originally developed to support our own Ethereum treasury, MAVAN has expanded to serve institutional investors, custodians, and ecosystem partners seeking best-in-class staking infrastructure. When our ETH is fully staked through MAVAN, we expect annual ETH staking rewards to be approximately $330 million based on recent yield rates. The Company’s staking revenue is subject to cost of sales, which primarily comprises direct expenses associated with the ETH staking business, including service fees payable to service providers.

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We also earn revenue from our consulting and advisory services. During the six months ended February 28, 2026, revenue from consulting was $397, derived from a consulting agreement under which we provide various operational, maintenance, and consulting services focused on bitcoin mining-as-a-service and bitcoin treasury strategy for aggregate consideration of $800 over a one-year term from May 16, 2025 to May 15, 2026. We expect client demand for Ethereum-adjacent advisory services to be a key driver of future revenue variability.

We generate revenue from equipment leasing. During the six months ended February 28, 2026, revenue from leasing was $1,536, attributable to machine lease agreements under which we leased bitcoin ASIC miners to a third party. Under our May 2025 machine lease agreement, the lessee agreed to pay $3,200 for all revenues generated from 3,000 of our miners from May 16, 2025 to December 31, 2025. These machine lease agreements expired December 31, 2025 and were not renewed.

We continue to maintain small-scale proprietary bitcoin self-mining operations, although this activity has been significantly reduced as part of our strategic transition. During the six months ended February 28, 2026, revenue from self-mining was $221, compared to $2,001 in the prior-year period. Mining revenue declined in part due to the suspension of self-mining operations during relocation, and the Company has continued its strategy of winding down proprietary self-mining exposure and deferring new site buildouts.

In addition to our operating revenues, we generate option premium income through the sale of ETH-denominated option contracts, primarily put options, as part of our digital asset treasury strategy. During the three months ended February 28, 2026, we recognized $24,090 of premium income from these option contracts. These contracts are evaluated alongside direct ETH acquisitions as part of our broader capital allocation framework.

Our operating model is anchored by our ETH Treasury Strategy. As of February 28, 2026, we held over 4,473,459 ETH tokens valued at approximately $8,793,210 (in thousands), making us the largest corporate holder of ETH. We view ETH as a long-term reserve asset and aim to grow our net ETH position over time, subject to risk and liquidity constraints. We may also selectively pursue strategic investments in operating companies, platforms, or ecosystems that we believe are aligned with Ethereum adoption, infrastructure, or adjacent services. The key drivers of our results include ETH market conditions, client demand for Ethereum-adjacent services, security and custody expenditures, and access to capital to opportunistically acquire ETH and invest in enabling infrastructure.

Recent Developments

Acquisition of Pier Two Holdings in March 2026

On March 24, 2026 the Company entered into a definitive agreement and completed the acquisition of 100% of the outstanding equity interest of Pier Two Holdings Pty Ltd, a provider of institutional grade blockchain infrastructure. The total preliminary purchase price was approximately $30.5 million, consisting of $6 million in cash and $10.5 million in fixed equity and $14.0 million in deferred compensation. In addition, the agreement includes a contingent earn-out consideration with a potential maximum payout of $11.8 million. In connection with this transaction, the Company formed a subsidiary, Standard Validator LLC, to operate blockchain validation and staking activities. The subsidiary is majority-owned by the Company, with a 2% non-controlling equity interest held by Ethereum Tower LLC pursuant to the subsidiary’s operating and management agreements.

Change in Transfer Agent

In April 2026, we entered into a Transfer Agency and Registrar Services Agreement (the “TA Agreement”) with Equiniti Trust Company, LLC (“Equiniti”). Pursuant to the TA Agreement, we engaged and appointed Equiniti to serve as our transfer agent, replacing West Coast Stock Transfer, Inc. Equiniti began serving as our transfer agent for the Company’s Common Stock on April 8, 2026.

Uplisting to New York Stock Exchange and Expansion of Share Repurchase Program

We completed an uplisting of our Common Stock to NYSE in April 2026, transitioning from the NYSE American LLC (“NYSE American”)(the “Uplisting”). Our Common Stock began trading on the NYSE on April 9, 2026, under its existing symbol “BMNR,” following the end of trading on the NYSE American at the close of market on April 8, 2026.Concurrently with our Uplisting, on April 9, 2026, we announced the expansion of our share repurchase program, increasing the total authorization from $1.0 billion to $4.0 billion. The repurchase program, originally approved on July 25, 2025, will continue under its other existing terms. Repurchases may be executed through open market transactions in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, pursuant to the Company’s agreement with Cantor Fitzgerald & Co. The $4.0 billion authorization includes any shares previously repurchased under the program.

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Ethereum and the Ethereum Ecosystem

Ethereum is a decentralized, open-source blockchain network enabling programmable smart contracts and decentralized applications. ETH is the native digital asset of the Ethereum network and is used as the unit of account to pay for transaction fees (“gas”), validator rewards, and computation. Since its launch in 2015, Ethereum has become the leading programmable settlement layer for decentralized finance, tokenization, and digital assets infrastructure, and it is the second-largest blockchain by market capitalization. Following Ethereum’s transition to proof-of-stake consensus in September 2022, the network’s energy consumption declined materially and a validator-based system for securing the network and earning staking rewards was introduced.

We believe that the growth and maturation of the Ethereum ecosystem has direct implications for our business model, which integrates (i) an ETH-anchored corporate treasury focused on disciplined accumulation and risk-managed yield generation, and (ii) a capital-light operating platform providing Ethereum-adjacent services. We view the following Ethereum ecosystem developments as particularly relevant to our long-term strategy:

Network scale and usage. Ethereum’s utility as a programmable settlement layer supports a broad and diversifying set of use cases, including decentralized exchanges, lending/borrowing protocols, payment rails, identity and credentialing systems, gaming, real-world asset tokenization, and enterprise blockchain initiatives. We believe continued growth in on-chain activity, measured by transactions, users, total value locked, active addresses, and L2 throughput, contributes to Ethereum’s network effects and long-term demand for ETH as a utility asset. In our view, higher ETH usage over the long term may correlate with increased demand for ETH balances to pay for gas, provide liquidity, and post collateral.

Proof-of-stake economics and validator infrastructure. Under proof-of-stake, ETH can be staked to help secure the network and earn protocol rewards, subject to slashing and other performance risks. As staking participation, validator efficiency, and protocol parameters evolve, we expect market yields to adjust. We believe disciplined, security-first staking and custody practices are a core competency for an institutional ETH treasury. We may also selectively participate in risk-adjusted yield opportunities that are consistent with our liquidity, compliance, and counterparty frameworks.

Scaling via rollups and Layer 2 networks. The Ethereum roadmap contemplates scaling through rollups and Layer 2 (“L2”) solutions that bundle transactions and settle them on ETH. Increased throughput at lower per-transaction costs may broaden addressable use cases and drive user adoption. We expect L2 growth to expand the universe of Ethereum-adjacent services-such as tooling, analytics, governance advisory, and treasuries-that are relevant to our advisory and services offerings.

Tokenization and institutional adoption. Financial institutions and enterprises continue to explore or pilot tokenization of traditional instruments (such as funds, treasuries, credit, and private assets) and on-chain settlement workflows. We believe tokenization and related market-structure innovations could increase institutional engagement with ETH, deepen liquidity, and broaden opportunities for regulated custody, treasury operations, and compliance-aligned yield solutions.

Security, client protection, and compliance infrastructure. Institutional adoption requires robust custody, cybersecurity, and compliance controls. Our treasury operations prioritize multi-layer key management, segregation of duties, and independent oversight of custodians and counterparties. We believe investments in cybersecurity and governance are essential to supporting our ETH strategy and services.

Alignment with our ETH Treasury Strategy. We seek to grow total ETH holdings over time and to manage our treasury to balance security, liquidity, and risk-adjusted returns. We may stake ETH to earn rewards and, as appropriate, evaluate participation in related mechanisms (including liquid staking, restaking, or validator strategies) where we determine the risk-return and liquidity align with our policies and applicable law. We expect our ETH focus to influence capital allocation, risk management, product development, and service offerings across our business (the “ETH Treasury Strategy”).

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Corporate Information

A predecessor to us was incorporated in the State of Nevada on August 16, 1995 as Interactive Lighting Showrooms, Inc., and redomiciled in the State of Delaware on April 6, 2020. On July 19, 2021, we changed our name to Bitmine Immersion Technologies, Inc.

On June 28, 2025, Tom Lee was appointed to our board of directors and became the chairman of the board of directors. Tom Lee was subsequently appointed to the role of executive chairman at our annual meeting of stockholders held on January 15, 2026. The appointment of Tom Lee was done in connection with our transformation from a bitcoin mining company to a digital asset treasury.

Our principal executive offices are located at 800 Connecticut Avenue, Norwalk, Connecticut 06854, and our telephone number is (203) 401-8200.Our corporate website address is bitminetech.io. The information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

THE OFFERING

Shares of Common Stock Offered:	501,545 shares of Common Stock.

Common Stock Outstanding Before this Offering:	568,076,819 shares of Common Stock.

Common Stock Outstanding Immediately After this Offering:	568,076,819 shares of Common Stock.

Use of Proceeds:	We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

Risk Factors:	You should carefully read the “Risk Factors” section of this prospectus and other information included and incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Shares.

NYSE Symbol for Our Common Stock:	BMNR

Unless otherwise indicated, the number of shares of Common Stock to be outstanding after this offering is based on 569,576,819 shares of Common Stock outstanding as of April 23, 2026.

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RISK FACTORS

Investing in our Common Stock and other securities involves risks. Before purchasing any shares of our Common Stock or other securities, you should carefully consider the risks described below and discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended August 31, 2025, as well as any amendment, supplement or update to the risk factors reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus, and all of the other information contained in this prospectus and incorporated by reference into this prospectus and in any related free writing prospectus that we have authorized for use in connection with this offering. These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of such risks or the risks described below or in our SEC filings occur, our business, financial condition, results of operations or prospects could be materially and adversely affected. In that case, the trading price of our Common Stock or other securities could decline, and you may lose some or all of your investment.

Risks Related to This Offering and Our Common Stock

The price of our Common Stock has and may continue to fluctuate significantly, and this may make it difficult for you to resell shares of Common Stock owned by you at times or at prices you find attractive.

The trading price of our Common Stock has fluctuated widely and may continue to fluctuate widely as a result of a number of factors, many of which are outside our control. When our Common Stock traded on the NYSE American from June 5, 2025 to April 9, 2026, our Common Stock traded at prices as low as $4.07 per share and as high as $161.00 per share. This volatility may affect the price at which you could sell the shares of our Common Stock, and the sale of substantial amounts of our Common Stock could adversely affect the price of our Common Stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors.

As a result, you may not be able to sell your shares of Common Stock at or above the price at which you purchase them. In addition, the stock market in general, and the NYSE and the stock of digital asset and blockchain technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance.

Market price of our Common Stock may be volatile, which could subject us to securities class action litigation and result in substantial losses for our stockholders.

The market price of shares of our Common Stock could be subject to wide fluctuations in response to many risk factors listed in this section and the documents incorporated by reference in this prospectus as well as other factors others beyond our control. Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations as well as general economic, political and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our Common Stock. In addition, such fluctuations could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could potentially harm our business. As a result of this volatility, our stockholders may not be able to sell their shares of our Common Stock at or above the price at which they purchased their shares of our Common Stock.

If securities analysts do not publish research or reports about our business or if they publish negative, or inaccurate, evaluations of our Common Stock, the price of our stock and trading volume could decline.

The trading market for our Common Stock may be impacted, in part, by the research and reports that securities or industry analysts publish about us or our business. There can be no assurance that analysts will cover us, continue to cover us or provide favorable coverage. If one or more analysts downgrade our Common Stock or change their opinion of our Common Stock, our share price may decline. In addition, if one or more analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

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The sale or availability for sale of a substantial number of shares of our Common Stock could adversely affect the market price of such shares.

Sales of a substantial number of shares of our Common Stock in the public market, or the perception or indication that these sales could occur, could adversely affect the market price of such shares and could materially impair our ability to raise capital through equity offerings in the future or cause the trading price of our Common Stock to decline. We are unable to predict what effect, if any, sales of our Common Stock by the Selling Stockholders described in this offering or by our significant stockholders, directors or officers will have on the market price of our Common Stock.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of Common Stock or other securities convertible into or exchangeable for our shares of Common Stock that could result in further dilution to our current stockholders or result in downward pressure on the price of our Common Stock. We may sell our shares of Common Stock or other securities in any offering at prices that are higher or lower than the prices paid by the Selling Stockholders, and the investors purchasing shares or other securities in the future could have rights superior to existing stockholders. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, our shares of Common Stock in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.

Risks Related to Cryptocurrencies

The further development and acceptance of the bitcoin and ETH networks and other cryptocurrency networks, which represent a relatively new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of the bitcoin and ETH networks and other cryptocurrency networks may adversely affect an investment in the Company.

Digital assets built on blockchain technology were only introduced in 2008 and remain in the early stages of development. In addition, different digital assets are designed for different purposes. Ethereum, for instance, was designed to serve as a smart contract and decentralized application platform, while Bitcoin was designed to serve as a peer-to-peer electronic cash system. Many other blockchain networks, ranging from cloud computing to tokenized securities networks, have only recently been established. The further growth and development of any digital assets and their underlying networks and other cryptographic and algorithmic protocols governing the creation, transfer and usage of digital assets and related assets represent a new and evolving paradigm that is subject to a variety of factors that are difficult to evaluate, including:

●	many digital assets and networks have limited operating histories, have not been validated in production, and are still in the process of developing and making significant decisions that will affect the design, supply, issuance, functionality, and governance of their respective digital assets and underlying blockchain networks, any of which could adversely affect their respective digital assets;

●	many blockchain networks are in the process of implementing software upgrades and other changes to their protocols, which could introduce bugs, security risks, or adversely affect the respective blockchain networks;

●	several large networks, including Ethereum and Bitcoin, are developing new features to address fundamental speed, scalability, and energy usage issues. If these issues are not successfully addressed, or if these networks do not achieve widespread adoption, it could adversely affect the underlying digital assets;

●	security issues, bugs, and software errors have been identified with many digital assets and their underlying blockchain networks, some of which have been exploited by malicious actors. There are also inherent security weaknesses in some digital assets, such as when creators of certain blockchain networks use procedures that could allow hackers to counterfeit tokens. Any weaknesses identified with a digital asset could adversely affect its price, security, liquidity, and adoption rate. If one or more malicious actors obtain a majority of the compute or staking power on a digital asset network, as has happened in the past, it may be able to engage in illicit activity, which could cause financial losses to holders, damage the network’s reputation and security, and adversely affect its value;

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●	if rewards and transaction fees for miners or validators on any particular digital asset network are not sufficiently high to attract and retain miners or validators, a blockchain network’s security and speed may be adversely affected, increasing the likelihood of a malicious attack; the governance of many decentralized blockchain networks is by voluntary consensus and open competition, and many developers are not directly compensated for their contributions, which may result in a lack of consensus or clarity on governance, a lack of incentives for developers, and other unforeseen issues; and

●	many blockchain networks are in the early stages of developing partnerships and collaborations, any or all of which may not succeed and adversely affect the usability and adoption of the respective digital assets.

Various other technical issues have also been uncovered from time to time that resulted in disabled functionalities, exposure of certain users’ personal information, theft of users’ assets, and other negative consequences, and which required resolution with the attention and efforts of their global miner, user, and development communities. If any such risks or other risks materialize, and in particular if they are not resolved, the development and growth of digital assets may be significantly affected and, as a result, our business, operating results, and financial condition could be adversely affected.

The digital asset trading platforms on which cryptocurrency trades are relatively new and largely unregulated or may not be complying with existing regulations.

Cryptocurrency markets, including spot markets for bitcoin and ETH, are growing rapidly. The digital asset trading platforms through which bitcoin, ETH and other cryptocurrencies trade are new and largely unregulated or may not be complying with existing regulations. These markets are local, national and international and include a broadening range of cryptocurrencies and participants. Significant trading may occur on systems and platforms with minimum predictability. Spot markets may impose daily, weekly, monthly or customer-specific transaction or withdrawal limits or suspend withdrawals entirely, rendering the exchange of bitcoin and ETH for fiat currency difficult or impossible. Participation in spot markets requires users to take on credit risk by transferring bitcoin and ETH from a personal account to a third-party’s account.

Digital asset trading platforms do not appear to be subject to, or may not comply with, regulation in a manner similar to other regulated trading platforms, such as national securities exchanges or designated contract markets. Many digital asset trading platforms are unlicensed, are unregulated, operate without extensive supervision by governmental authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. In particular, those located outside the United States may be subject to significantly less stringent regulatory and compliance requirements in their local jurisdictions. Digital asset trading platforms may be out of compliance with existing regulations.

As a result, trading activity on or reported by these digital asset trading platforms is generally significantly less regulated than trading in regulated U.S. securities and commodities markets and may reflect behavior that would be prohibited in regulated U.S. trading venues. Furthermore, many digital asset trading platforms lack certain safeguards put in place by more traditional exchanges to enhance the stability of trading on the platform and prevent flash crashes, such as limit-down circuit breakers. As a result, the prices of cryptocurrencies such as bitcoin and ETH on digital asset trading platforms may be subject to larger and/or more frequent sudden declines than assets traded on more traditional exchanges. Tools to detect and deter fraudulent or manipulative trading activities (such as market manipulation, front-running of trades, and wash-trading) may not be available to or employed by digital asset trading platforms or may not exist at all. As a result, the marketplace may lose confidence in, or may experience problems relating to, these venues.

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No digital asset trading platform on which cryptocurrency trades is immune from these risks. The closure or temporary shutdown of digital asset trading platforms due to fraud, business failure, hackers or malware, or government-mandated regulation may reduce confidence in cryptocurrency and can slow down the mass adoption of it. Further, digital asset trading platform failures can have an adverse effect on cryptocurrency markets and the price of cryptocurrency and could therefore have a negative impact on the performance of the Common Stock.

Negative perception, a lack of stability in the digital asset trading platforms, manipulation of cryptocurrency trading platforms by customers and/or the closure or temporary shutdown of such trading platforms due to fraud, business failure, hackers or malware, or government-mandated regulation may reduce confidence in cryptocurrency generally and result in greater volatility in the market price of bitcoin, ETH and other cryptocurrency and the Common Stock. Furthermore, the closure or temporary shutdown of a cryptocurrency trading platform may impact the Company’s ability to determine the value of its cryptocurrency holdings.

A disruption of the Internet may affect the operation of the cryptocurrency networks, which may adversely affect the cryptocurrency industry and an investment in the Company.

The cryptocurrency networks rely on the Internet. A significant disruption of Internet connectivity could disrupt the cryptocurrency networks’ functionality until such disruption is resolved. A disruption in the Internet could adversely affect an investment in the Company. In particular, some variants of cryptocurrencies have experienced a number of denial-of-service attacks, which have led to temporary delays in block creation and cryptocurrency transfers.

Cryptocurrencies are also susceptible to border gateway protocol hijacking (“BGP hijacking”). Such an attack can be a very effective way for an attacker to intercept traffic en route to a legitimate destination. BGP hijacking impacts the way different nodes and miners are connected to one another to isolate portions of them from the remainder of the network, which could lead to a risk of the network allowing double-spending and other security issues. If BGP hijacking occurs on any cryptocurrency network, participants may lose faith in the security of cryptocurrency, which could affect cryptocurrency’s value and consequently the value of the Common Stock.

Any Internet failures or Internet connectivity-related attacks that impact the ability to transfer cryptocurrency could have a material adverse effect on the price of cryptocurrency and the value of an investment in the Company.

The trading prices of many cryptocurrencies, including bitcoin and ETH, have experienced extreme volatility in recent periods and may continue to do so. Extreme volatility in the future, including further declines in the trading price of bitcoin and ETH, could have a material adverse effect on the value of the Common Stock and the Common Stock could lose all or substantially all of their value.

Our revenues, gross margins, liquidity and ability to service obligations depend significantly on prevailing ETH prices and, less so, BTC prices. The trading prices of many cryptocurrencies, including bitcoin and ETH, have experienced extreme volatility in recent periods and may continue to do so. For instance, there were steep increases in the value of certain cryptocurrencies, including bitcoin and ETH, over the course of 2017, followed by steep drawdowns throughout 2018 in cryptocurrency trading prices, including for bitcoin and ETH. These drawdowns notwithstanding, cryptocurrency prices, including bitcoin, increased significantly again during 2019, decreased significantly again in the first quarter of 2020 amidst broader market declines as a result of the novel coronavirus outbreak, and increased significantly again over the remainder of 2020 and the first quarter of 2021. Cryptocurrency prices, including bitcoin and ETH, experienced significant and sudden changes throughout 2021 followed by steep drawdowns in the fourth quarter of 2021 and throughout 2022. Cryptocurrency prices again experienced steep increases in value in 2024 before suffering steep drawdowns in early 2025. During late 2025 and early 2026, ETH prices continued to exhibit significant volatility, including periods of rapid increases followed by sharp declines. Such volatility may materially affect the value of our ETH holdings and, in turn, our financial condition and results of operations.

Prolonged or sharp price declines, or heightened volatility, may impede ETH ecosystem growth or render bitcoin mining activities unprofitable, reduce the carrying value and liquidity of digital assets held, and decrease investor demand for our securities. Extreme volatility in the future, including further declines in the trading price of bitcoin and ETH, could have a material adverse effect on the value of the Common Stock and the Common Stock could lose all or substantially all of its value. Furthermore, negative perception and a lack of stability and standardized regulation in the cryptocurrency economy may reduce confidence in the cryptocurrency economy and may result in greater volatility in the price of bitcoin, ETH and other cryptocurrencies, including a depreciation in value.

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We may be subject to regulatory developments related to cryptocurrencies and cryptocurrency markets, which could adversely affect our business, financial condition, and results of operations.

As cryptocurrencies are relatively novel and the application of state and federal securities laws and other laws and regulations to cryptocurrencies are unclear in certain respects, it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of cryptocurrencies. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of cryptocurrencies or the ability of individuals or institutions such as us to own or transfer cryptocurrencies.

Governmental bodies and regulators, including the SEC, CFTC, FinCEN, IRS, Office of Foreign Assets Control, state authorities and non-U.S. regulators, continue to evaluate and assert jurisdiction over digital assets, mining activities, market structure, custody, broker-dealer/ATS regimes, sanctions/AML compliance, consumer protection, and energy usage. Legislative or regulatory changes (or interpretations, guidance or enforcement actions) could impose registration, licensing, reporting, capital, custody, segregation, disclosure, or other obligations on us, our pool operators, custodians, or counterparties. We may incur significant compliance costs, be required to modify or curtail activities, or face penalties, investigations, or other enforcement risks. If cryptocurrencies are determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of cryptocurrencies and in turn adversely affect the market price of our Common Stock. Moreover, the risks of us engaging in an Ethereum treasury strategy have created, and could continue to create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

Risks Related to Investing in Ether (ETH)

We have shifted a portion of our business strategy towards a focus on ETH, and we may be unable to successfully implement this strategy.

Beginning in the third calendar quarter of 2025, we shifted our business strategy to prioritize ETH, including investments in ETH through staking, restaking, liquid staking and other decentralized finance activities. There is no assurance that we will be able to successfully implement this strategy or operate ETH-related activities at the scale or profitability anticipated. The ETH network operates with a Proof-of-Stake consensus mechanism, which differs significantly from bitcoin’s Proof-of-Work mining mechanism. This strategic shift required specialized employee skillsets and operational, technical and compliance infrastructure to support ETH and related staking activities, as well as different security protocols, and treasury management practices. There is no assurance that we will be able to execute this strategy by building out the needed infrastructure within the timeframe that we currently anticipate. Errors in key management could result in significant loss of funds and reduced rewards. As a result, our shift towards ETH could have a material adverse effect on our business and financial condition.

Our ETH-focused strategy requires substantial changes in our day-to-day operations and exposes us to significant operational risks.

Our ETH-focused strategy, including staking, restaking, liquid staking, and other decentralized finance activities, exposes us to significant operational risks. Staking requires operational reliability and adherence to protocol rules. Validators that act maliciously or suffer extended downtime can be “slashed,” resulting in a partial loss of staked principal. Staking may also involve unbonding or lock-up periods that reduce liquidity and flexibility, and, where conducted through third-party providers, introduces counterparty and operational risk. Liquid staking or restaking mechanisms may involve additional smart contract risk, rehypothecation or correlation risks, and market liquidity considerations for derivative tokens. In addition, the ETH ecosystem rapidly evolves, with frequent upgrades and protocol changes that may require significant adjustments to our operational setup. The upgrades and protocol changes may require that we incur unanticipated costs and could cause temporary service disruptions. We may also need to employ third-party service providers in our operations, which may introduce risks outside of our control, including significant cybersecurity risks. Any failure in our validator operations or at a third-party staking provider could result in losses and reputational harm, and any of these operational risks could materially and adversely affect our ability to execute our ETH strategy and may prevent us from realizing positive returns.

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In connection with our focus on ETH, we may interact with various smart contracts deployed on the ETH network, which may expose us to risks and technical vulnerabilities.

In connection with our ETH strategy, including staking, restaking, liquid staking, and other decentralized finance activities, we may interact with various smart contracts deployed on the ETH network in order to optimize our strategy. Smart contracts are self-executing code that operate without human intervention once deployed. Decentralized protocols and token standards underpin many Ethereum-based activities. Exploits or failures, whether in widely used standards, core protocol implementations, bridges, or oracles, can cause material losses or network instability. Although smart contracts are integral to the functionality of staking deposit contracts, liquid staking protocols, restaking platforms, and decentralized finance applications, they are subject to many known risks such as technical vulnerabilities, coding errors, security flaws, and exploits. Any vulnerability in a smart contract we interact with could result in the loss or theft of ETH or other digital assets, which could have a materially adverse impact on our business. A vulnerability in a smart contract could create an unintended and unforeseeable consequence that has adverse financial consequences, such as the inability to access funds. Even if we are not directly exposed to a compromised protocol, contagion effects can depress market prices, reduce liquidity, and disrupt counterparties or service providers on which we rely. There is no assurance that the smart contracts we integrate with or rely upon will function as intended or remain secure. Exploitation of such vulnerabilities could have a material adverse effect on our business and financial condition.

Transactions using ETH require the payment of “gas fees,” which are subject to fluctuations that may result in high transaction fees.

Transactions using ETH, including purchases, sales and staking, require the payment of “gas fees” in ETH. Gas fees are payments made by the user to compensate for the computational energy required to process and validate transactions, such as purchases, sales and staking, on the ETH network. These fees can fluctuate and can be very expensive relative to the cost of the transaction depending upon congestion and demand on the network. If fees are high, the cost of a transaction will potentially decrease the return of the investment, which could be negative. High gas fees may also cause delays in the execution of a transaction, which could affect the preferred timing of execution and may lead to execution of a transaction during inopportune times. In addition, gas fees are paid in ETH itself, which would require that sufficient ETH balances are maintained. Future upgrades to the Ethereum protocol, regulatory changes, or technical issues could also adversely impact the cost of gas fees and could have a material adverse effect on our business, results of operations, financial condition, treasury and prospects.

There is a possibility that ETH may be classified as a “security.” If ETH is classified as a “security,” that would subject us to additional regulation and could materially impact the operations of our treasury strategy and our business.

None of the SEC or any other U.S. federal or state regulator has publicly stated whether they agree that ETH is a “security,” and ETH has not yet been classified with respect to the U.S. federal securities laws. Although we believe that ETH is not a “security” within the meaning of the U.S. federal securities laws, and that registration of the Company or our treasury under the Investment Company Act of 1940, as amended (the “Investment Company Act”), is therefore not required under applicable securities laws, we acknowledge the uncertainty that a regulatory body or federal court may determine otherwise in the future. If this occurs, we may face legal or regulatory action, even if our beliefs were reasonable under the circumstances, and we could be required to register as an investment company under the Investment Company Act.

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As part of our ongoing review of applicable securities laws, we take into account a number of factors, including the various definitions of “security” under such laws and federal court decisions interpreting the elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases. We also consider court rulings, reports, orders, press releases, public statements, and speeches by the SEC Commissioners and SEC Staff providing guidance on when a digital asset or a transaction to which a digital asset may relate may be a security for purposes of U.S. federal securities laws. Our position that ETH is not a “security” is premised, among other reasons, on our conclusion that ETH does not appear to meet certain elements of the Howey test, such as that holders of ETH do not have a reasonable expectation of profits from our efforts in respect of their holding of ETH.

We acknowledge, however, that the SEC, a federal court or another relevant entity could take a different view. The regulatory treatment of ETH is such that it has drawn significant attention from legislative and regulatory bodies, in particular the SEC, which has previously stated it deemed ETH a security. The application of securities laws to the specific facts and circumstances of digital assets is complex and subject to change. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on a finding that Ether, or any other digital asset we might hold, is a “security.” Therefore, we are at risk of enforcement proceedings against us, which could result in potential injunctions, cease-and-desist orders, fines and penalties if ETH or components of the Ethereum blockchain was determined to be a security by a regulatory body or a court. Such developments could subject us to fines, penalties and other damages, and adversely affect our business, results of operations, financial condition, treasury operations and prospects.

If we were deemed to be an investment company under the Investment Company Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

Under Sections 3(a)(1)(A) and (C) of the Investment Company Act, a company generally will be deemed to be an “investment company” if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) on an unconsolidated basis. Rule 3a-1 under the Investment Company Act generally provides that notwithstanding the Section 3(a)(1)(C) test described in clause (ii) above, an entity will not be deemed to be an “investment company” for purposes of the Investment Company Act if no more than 45% of the value of its assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) consists of, and no more than 45% of its net income after taxes (for the past four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of such entity, and securities issued by qualifying companies that are controlled primarily by such entity. We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act.

With respect to Section 3(a)(1)(A), the substantial majority of the proceeds from our recent PIPE Offering will be used to acquire ETH, which is an amount in excess of 40% of our total assets. Since we believe ETH is not an investment security, we do not hold ourselves out as being engaged primarily, or propose to engage primarily, in the business of investing, reinvesting, or trading in securities within the meaning of Section 3(a)(1)(A) of the Investment Company Act. With respect to Section 3(a)(1)(C), we believe we satisfy the elements of Rule 3a-1 and therefore are deemed not to be an investment company under, and we intend to conduct our operations such that we will not be deemed an investment company under, Section 3(a)(1)(C). We believe that we are not an investment company pursuant to Rule 3a-1 under the Investment Company Act because, on a consolidated basis with respect to wholly-owned subsidiaries but otherwise on an unconsolidated basis, no more than 45% of the value of our total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, and cash items) consists of, and no more than 45% of our net income after taxes (for the last four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the Investment Company Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of the Company, and securities issued by qualifying companies that are controlled primarily by the Company.

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ETH and other digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the Investment Company Act. There is a risk that assets or arrangements that we have concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the Investment Company Act, which would increase the percentage of securities held by us for Investment Company Act purposes. If we were deemed to be an investment company, Rule 3a-2 under the Investment Company Act is a safe harbor that provides a one-year grace period for transient investment companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding or trading in securities, with such intent evidenced by the company’s business activities and an appropriate resolution of its board of directors. The grace period is available not more than once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the Investment Company Act at any given time. Furthermore, reliance on Rule 3a-2, Section 3(a)(1)(C), or Rule 3a-1 could require us to take actions to dispose of securities, limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations. If we were to be deemed an investment company in the future, restrictions imposed by the Investment Company Act — including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations, and transactions with affiliated persons — likely would make it impractical for us to continue our business as contemplated, and could have a material adverse effect on our business, results of operations, financial condition, treasury and prospects.

Ether is created and transmitted through the operations of the peer-to-peer Ethereum network, a decentralized network of computers running software following the Ethereum protocol. If the Ethereum network is disrupted or encounters any unanticipated difficulties, the value of Ethereum could be negatively impacted.

The Ethereum network is subject to rapidly evolving technology, competitive dynamics, and changing regulatory and market-structure frameworks. If the Ethereum network is disrupted or encounters any unanticipated difficulties, then the processing of transactions on the Ethereum network may be disrupted, which in turn may prevent us from depositing or withdrawing ETH from our accounts with our custodian or otherwise effecting ETH transactions. Adverse developments—including protocol upgrades with unintended consequences, forks or chain instability, validator concentration, consensus failures, smart contract vulnerabilities, L2 settlement failures, bridge exploits, or regulatory restrictions—could reduce the value or liquidity of ETH and impair our treasury strategy. Such disruptions also include: the price volatility of ETH; the insolvency, business failure, interruption, default, failure to perform, security breach, or other problems of participants, custodians, or others; the closing of ETH trading platforms due to fraud, failures, security breaches or otherwise; or network outages or congestion, power outages, or other problems or disruptions affecting the Ethereum network.

Many Layer 2 networks rely on fraud proofs, validity proofs, sequencing, bridging contracts and centralized or semi-centralized governance during early phases. Security or operational failures at a Layer 2 or bridge could lead to loss of funds, delays in withdrawals, or market dislocations affecting assets bridged to or from Ethereum. Our operations could be adversely affected by such disruptions, particularly if we hold or accept assets that are bridged or rely on L2 settlement pathways. In addition, digital asset validating operations can consume significant amounts of electricity, which may have a negative environmental impact and give rise to public opinion against allowing, or government regulations restricting, the use of electricity for validating operations. Additionally, validators may be forced to cease operations during an electricity shortage or power outage.

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We face risks relating to the custody of our ETH, including the loss or destruction of private keys required to access our ETH and cyberattacks or other data loss relating to our ETH, including smart contract related losses and vulnerabilities.

We hold cash and store digital assets for our treasury and hold fiat and digital assets for corporate investment and operating purposes. In addition, we store the majority of digital assets at third-party custodians. Securely storing cash and digital assets is integral to the trust we build with our stockholders and our customers. We believe our policies, procedures, operational controls and controls over financial reporting protect us from material risks surrounding the storing of these assets and conflicts of interest. Any inability by us to maintain our procedures, perceived or otherwise, could harm our business, operating results and financial condition. We hold our ETH with regulated custodians that have duties to safeguard our private keys, and use multisignature keys to prevent unauthorized access in accordance with our treasury operations. Our custodial services contracts do not restrict our ability to reallocate our ETH among our custodians, and our ETH holdings may be concentrated with a single custodian from time to time. In light of the significant amount of ETH we expect to hold, we continually seek to engage additional custodians to achieve a greater degree of diversification in the custody of our ETH as the extent of potential risk of loss is dependent, in part, on the degree of diversification. However, multiple custodians may utilize similar wallet infrastructure, cloud service providers or software systems, which could increase systemic technology risk.

If there is a decrease in the availability of digital asset custodians that we believe can safely custody our ETH, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services in the United States, we may need to enter into agreements that are less favorable than our current agreements or take other measures to custody our ETH, and our ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected. While we conduct due diligence on our custodians and any smart contract platforms we may use, there can be no assurance that such diligence will uncover all risks, including operational deficiencies, hidden vulnerabilities or legal noncompliance. Any material failure by us or our partners to maintain the necessary controls or to manage digital assets and funds appropriately and in compliance with applicable regulatory requirements could result in reputational harm, litigation, regulatory enforcement actions, significant financial losses, and result in significant penalties and fines and additional restrictions. Our use of custodians exposes us to the risk that the ETH our custodians hold on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such ETH. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage that we might purchase or maintain related to our ETH. The legal framework governing digital asset ownership and rights in custodial or insolvency contexts remains uncertain and continues to evolve, which could result in unexpected losses, protracted recovery processes or adverse treatment in insolvency proceedings. While we maintain a crime insurance policy, in the event of a loss, our assets may be insufficient to cover amounts that exceed our insurance coverage and any custodian’s applicable insurance coverage. We may be exposed to such uninsured losses, and such exposure could adversely affect our business, operating results and financial condition.

ETH is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the ETH is held. While the Ethereum blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the ETH held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the ETH held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The Ethereum and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities.

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As part of our treasury management strategy, we may engage in staking, restaking, or other permitted activities that involve the use of “smart contracts” or decentralized applications. The use of smart contracts or decentralized applications entails certain risks including risks stemming from the existence of an “admin key” or coding flaws that could be exploited, potentially allowing a bad actor to issue or otherwise compromise the smart contract or decentralized application, potentially leading to a loss of our ETH. Like all software code, smart contracts are exposed to risk that the code contains a bug or other security vulnerability, which can lead to loss of assets that are held on or transacted through the contract or decentralized application. Smart contracts and decentralized applications may contain bugs, security vulnerabilities or poorly designed permission structures that could result in the irreversible loss of ETH or other digital assets. Exploits, including those stemming from admin key misuse, admin key compromise, or protocol flaws, have occurred in the past and may occur in the future.

The launch of central bank digital currencies (“CBDCs”) may adversely impact our business.

The introduction of any government-issued digital currency could eliminate or reduce the need or demand for private-sector issued crypto currencies, or significantly limit their utility. National governments around the world could introduce CBDCs, which could in turn limit the size of the market opportunity for cryptocurrencies, including ETH.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of the Shares for the Selling Stockholders.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Shares of our Common Stock are traded on NYSE under the symbol “BMNR.” The last reported sale price of our Common Stock on April 23, 2026, on the NYSE was $22.00 per share. As of April 23, 2026, there were 142 stockholders of record of our Common Stock.

On December 29, 2025, we paid a cash dividend of $0.01 per share with respect to the shares of our Common Stock outstanding as of December 8, 2025. As of February 28, 2026, we had paid cash dividends totaling $4,258 to holders of Common Stock. Future determinations as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our operating results, financial conditions, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

We anticipate that substantially all of our earnings will be used to provide working capital, to support our operations, and to finance the growth and development of our business. The payment of dividends is within the discretion of the board of directors and will depend on our earnings, capital requirements, financial condition, prospects, applicable Delaware law, which, among other requirements, provides that dividends are only payable out of retained earnings, and other factors our board of directors might deem relevant. There are no restrictions that currently limit our ability to pay dividends on our Common Stock other than those generally imposed by applicable Delaware law.

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DESCRIPTION OF SECURITIES

The descriptions of the securities contained in this prospectus, together with any applicable prospectus supplements, summarize the material terms and provisions of the Shares being offered pursuant to this prospectus.

Common Stock

The following description of our Common Stock is a summary. This summary is qualified in its entirety by reference to the Delaware General Corporation Law (“DGCL”) and to the complete text of our Amended and Restated Certificate of Incorporation and Bylaws.

Our authorized capital stock consists of shares made up of:

●	50,000,000,000 shares of Common Stock; and

●	20,000,000 shares of undesignated preferred stock, par value $0.0001 per share, the rights and preferences of which may be established from time to time by our Board of Directors.

Our authorized but unissued shares of Common Stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be quoted or listed in the future. Our board of directors has the authority to amend our certificate of incorporation to create one or more series of preferred stock containing such rights, preferences, and limitations that the board of directors may approve without stockholder approval.

Holders of our Common Stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Holders of shares of Common Stock do not have any cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our Common Stock does not carry any redemption rights or any preemptive or preferential rights enabling a holder to subscribe for, or receive shares of, any class of our Common Stock or any other securities convertible into shares of any class of our Common Stock. Holders of our Common Stock have the right to participate ratably in dividend distributions. The shares of our Common Stock offered hereby, when issued, will be fully paid and nonassessable.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction; or

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock.

Transfer Agent and Registrar

Our transfer agent is Equiniti Trust Company, LLC, located at 28 Liberty Street, Floor 53, New York, NY 10005.

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SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders as Stock Consideration in connection with our acquisition of Pier Two Holdings Pty Ltd in March 2026. For additional information regarding the issuances of those shares of Common Stock, see the section of this prospectus titled “Prospectus Summary — Recent Developments — Acquisition of Pier Two Holdings in March 2026.” We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time to time.

Information About the Selling Stockholders

The following table sets forth, based on information provided to us by or on behalf of the Selling Stockholders or known to us, the name of the Selling Stockholders and the number of shares of our Common Stock beneficially owned by the Selling Stockholders before and after this offering.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the shares of Common Stock held by each of the Selling Stockholders.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” The percentages of ownership of the Selling Stockholders in the below table is based upon 569,576,819 shares of Common Stock outstanding as of April 23, 2026.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After the Offering(1)	Percentage of shares of Common Stock Owned After the Offering*
Adam Bawi(2)	428	428	0	*
Aidan Tetther(3)	4,371	4,371	0	*
Alistair Hammond(4)	289	289	0	*
Andrey Shevchenko(5)	1,027	1,027	0	*
Angus Eaton(6)	5,932	5,932	0	*
Artur Zbykovskyi(7)	770	770	0	*
Avinava Basu(8)	1,459	1,459	0	*
Brayton Goodall(9)	4,211	4,211	0	*
Chris Martin(10)	3,470	3,470	0	*
Coin Up Trust(11)	2,838	2,838	0	*
David Belvedere(12)	3,474	3,474	0	*
Deeb Trust(13)	83,483	83,483	0	*
Eva Hutchinson(14)	62	62	0	*
Flawless Trust No 2(15)	149	149	0	*
Garcinia Gold Trust(16)	62	62	0	*
Helen Mack(17)	1,246	1,246	0	*
Herrmann Family Trust(18)	1,035	1,035	0	*
Hypha Capital Trust(19)	24,567	24,567	0	*
Jackson Bristed(20)	115	115	0	*
Katherine Lomas(21)	2,426	2,426	0	*
Mack Family Investment Trust(22)	24,567	24,567	0	*
McNab Property Family Trust(23)	13,512	13,512	0	*
McNab Trust(24)	121,609	121,609	0	*
Mihir Faujdar(25)	3,551	3,551	0	*
Morgan Trust(26)	121,609	121,609	0	*
Myall Grove Pty Ltd(27)	13,512	13,512	0	*
Nicholas Crow(28)	116	116	0	*
Redorra Family Trust(29)	4,168	4,168	0	*
Seamus McNab(30)	34,960	34,960	0	*
Serhii Manzhos(31)	1,027	1,027	0	*
Serumstate Pty Ltd(32)	1,035	1,035	0	*
Thomas Whitton(33)	5,051	5,051	0	*
Tristan Heiner(34)	1,952	1,952	0	*
Westchester Ventures Trust(35)	13,462	13,462	0	*

(*)	(*) Represents less than 1%.
(1)	As of April 23, 2026. Assumes the sale of all shares of Common Stock offered pursuant to this prospectus.
(2)	Adam Bawi (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is 5 Cottonwood Court, Noosa Heads QLD 4567, Australia.
(3)	Aidan Tetther (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is 47 Wilson Esplanade, Victoria Point QLD 4165, Australia.

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(4)	Alistair Hammond (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is Unit 2 1 Sander Street, Rangeville QLD 4350, Australia.
(5)	Andrey Shevchenko (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is Burgas, Bulgaria.
(6)	Angus Eaton (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is 6/850 Brunswick Street, New Farm QLD 4005, Australia.
(7)	Artur Zbykovskyi (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is Rua Da Veronica 122, Lisbon 1170-313, Portugal.
(8)	Avinava Basu (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is 208 MAK Park View Apartments, Green Glen Layout, Bellandur, Bangalore 560103, India.
(9)	Brayton Goodall (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is 53 Highland Terrace, St Lucia QLD 4067, Australia.
(10)	Chris Martin (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is 68 Indigo Road, Caloundra West QLD 4551, Australia.
(11)	Coin Up Holdings Pty Ltd as trustee for Coin Up Trust (the “Selling Stockholders”) is a Queensland proprietary limited company. Coin Up Holdings Pty Ltd, as trustee, has voting and investment control of the shares held by the Selling Stockholder. Coin Up Holdings Pty Ltd may be deemed to be the beneficial owner of such shares. Coin Up Holdings Pty Ltd, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Coin Up Holdings Pty Ltd is 15 Wilgan Place, Buderim, QLD 4556, Australia.
(12)	David Belvedere (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is 2/17 Kingsford Street, Auchenflower QLD 4066, Australia
(13)	James Deeb Holdings Pty Ltd as trustee for Deeb Trust (the “Selling Stockholder”) is a Queensland proprietary limited company. James Deeb, as trustee, has voting and investment control of the shares held by the Selling Stockholder. James Deeb may be deemed to be the beneficial owner of such shares. James Deeb, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of James Deeb Holdings Pty Ltd is 42 Wyandra Street Newstead, QLD 4006, Australia.
(14)	Eva Hutchinson (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is 4 Lentara Crescent, Mooloolaba QLD 4557, Australia.
(15)	Flawless Holdings Pty Ltd as trustee for Flawless Trust No 2 (the “Selling Stockholder”) is a New South Wales proprietary limited company. Flawless Holdings Pty Ltd, as trustee, has voting and investment control of the shares held by the Selling Stockholder. Flawless Holdings Pty Ltd may be deemed to be the beneficial owner of such shares. Flawless Holdings Pty Ltd, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Flawless Holdings Pty Ltd is 30 Shadforth Street, Mosman NSW 2088, Australia.
(16)	Garcinia Gold Holdings Pty Ltd as trustee for Garcinia Gold Trust (the “Selling Stockholder”) is a Queensland proprietary limited company. Garcinia Gold Holdings Pty Ltd, as trustee, has voting and investment control of the shares held by the Selling Stockholder. Garcinia Gold Holdings Pty Ltd may be deemed to be the beneficial owner of such shares. Garcinia Gold Holdings Pty Ltd, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Garcinia Gold Holdings Pty Ltd is Robertson Scannell, Level 1, 172 Hume Street Toowoomba QLD 4350, Australia.
(17)	Helen Mack (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is Unit 4612 126 Lamington Street, New Farm QLD 4005, Australia.
(18)	NHAU Holdings Pty Ltd as trustee for Herrmann Family Trust (the “Selling Stockholder”) is a New South Wales proprietary limited company. NHAU Holdings Pty Ltd, as trustee, has voting and investment control of the shares held by the Selling Stockholder. NHAU Holdings Pty Ltd may be deemed to be the beneficial owner of such shares. NHAU Holdings Pty Ltd, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of NHAU Holdings Pty Ltd is 42 Sydney Street Marrickville, NSW 2204, Australia.
(19)	Raymond Mogg Pty Ltd as trustee for Hypha Capital Trust is a Queensland proprietary limited company. Raymond Mogg, as trustee, has voting and investment control of the shares held by Raymond Mogg Pty Ltd. Raymond Mogg may be deemed to be the beneficial owner of such shares. Raymond Mogg, however, disclaims any beneficial ownership of the shares held by Raymond Mogg Pty Ltd. The address of Raymond Mogg Pty Ltd is 23 Kirkdale Road, Chapel Hill, QLD 4069, Australia.
(20)	Jackson Bristed (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is 1/252 Given Terrace, Paddington QLD 4064, Australia.

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(21)	Katherine Lomas (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is 31 Sankey Street, Highgate Hill QLD 4101, Australia.
(22)	Mack Family Investments Pty Ltd as trustee for Mack Family Investment Trust (the “Selling Stockholder”) is a Queensland proprietary limited company. Mack Family Investments Pty Ltd, as trustee, has voting and investment control of the shares held by the Selling Stockholder. Mack Family Investments Pty Ltd may be deemed to be the beneficial owner of such shares. Mack Family Investments Pty Ltd, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Mack Family Investments Pty Ltd is Unit 404 53 Wyandra Street Teneriffe QLD 4005, Australia.
(23)	McNab Property Pty Ltd as trustee for the McNab Property Family Trust (the “Selling Stockholder”) is a Queensland proprietary limited company. McNab Property Family Trust, as trustee, has voting and investment control of the shares held by McNab Property Pty Ltd. McNab Property Pty may be deemed to be the beneficial owner of such shares. McNab Property Pty, however, disclaims any beneficial ownership of the shares held by McNab Property Pty Ltd. The address of McNab Property Pty Ltd is Level 1, 12 Neil Street, Toowoomba QLD 4350, Australia.
(24)	Pat McNab Holdings Pty Ltd as trustee for the McNab Trust (the “Selling Stockholder”) is a Queensland proprietary limited company. Patrick McNab, as trustee, has voting and investment control of the shares held by Pat McNab Holdings Pty Ltd. Patrick McNab may be deemed to be the beneficial owner of such shares. Patrick McNab, however, disclaims any beneficial ownership of the shares held by Pat McNab Holdings Pty Ltd. The address of Pat McNab Holdings Pty Ltd is Robertson Scannell, Level 1, 172 Hume Street, Toowoomba QLD 4350, Australia.
(25)	Mihir Faujdar (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is 52 Joseph Avenue, Moggill QLD 4070, Australia.
(26)	Brigalow Holdings Co Pty Ltd as trustee for the Morgan Trust (the “Selling Stockholder”) is a Queensland proprietary limited company. Brigalow Holdings Co Pty Ltd, as trustee, has voting and investment control of the shares held by the Selling Stockholder. Brigalow Holdings Co Pty Ltd may be deemed to be the beneficial owner of such shares. Brigalow Holdings Co Pty Ltd, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Brigalow Holdings Co Pty Ltd is Robertson Scannell, Level 1, 172 Hume Street, Toowoomba QLD 4350, Australia.
(27)	Myall Grove Pty Ltd is a Queensland proprietary limited company (the “Selling Stockholder”). Spencer Morgan, as director, has voting and investment control of the shares held by the Selling Stockholder. Spencer Morgan may be deemed to be the beneficial owner of such shares. Spencer Morgan, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Myall Grove Pty Ltd is Synergy Accountants, Level 3, 482 Ruthven Street, Toowoomba QLD 4350, Australia.
(28)	Nicholas Crow (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is 10 Twelfth Avenue, St Lucia QLD 4067, Australia.
(29)	Redorra Investments Pty Ltd as trustee for Redorra Family Trust (the “Selling Stockholder”) is a Victoria proprietary limited company. Redorra Investments Pty Ltd, as trustee, has voting and investment control of the shares held by the Selling Stockholder. Redorra Investments Pty Ltd may be deemed to be the beneficial owner of such shares. Redorra Investments Pty Ltd, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Redorra Investments Pty Ltd is C/- Gunderson Briggs, Level 2 117 Clarence Street Sydney NSW 2000, Australia.
(30)	Seamus McNab (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is 104 Pring Street, Tarragindi QLD 4121, Australia.
(31)	Serhii Manzhos (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is 8 Oleksandra Myshuhy Street, 02140 Kyiv, Ukraine.
(32)	Serumstate Pty Ltd is a Queensland proprietary limited company. Adrian Amedeo Ciaffoncini, as director, has voting and investment control of the shares held by Serumstate Pty Ltd. Adrian Amedeo Ciaffoncini may be deemed to be the beneficial owner of such shares. Adrian Amedeo Ciaffoncini, however, disclaims any beneficial ownership of the shares held by Serumstate Pty Ltd. The address of Serumstate Pty Ltd is Tax On Chain Pty Ltd Level 17/100, Edward Street Brisbane City QLD 4000, Australia.
(33)	Thomas Whitton (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is 18 Nairn Street, Milton QLD 4064, Australia.
(34)	Tristan Heiner (the “Selling Stockholder”) has voting and investment control over these shares. The address of the Selling Stockholder is 10 Scenic Avenue, Buderim QLD 4556, Australia.
(35)	Westchester Ventures Pty Ltd as trustee for Westchester Ventures Trust (the “Selling Stockholder”) is a New South Wales proprietary limited company. Westchester Ventures Pty Ltd, as trustee, has voting and investment control of the shares held by Selling Stockholder. Westchester Ventures Pty Ltd may be deemed to be the beneficial owner of such shares. Westchester Ventures Pty Ltd, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The address of Westchester Ventures Pty Ltd is 8 Barker Close Illawong, NSW 2234, Australia.

Relationships with the Selling Stockholders

The Selling Stockholders have not had any material relationships with our officers, directors, or affiliates over the past three years, except (i) for the ownership of the Shares, (ii) as described in the section of this prospectus titled “Prospectus Summary — Recent Developments — Acquisition of Pier Two Holdings in March 2026,” and (iii) as described in this section and in the table and footnotes above.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the Shares and any of their pledgees, donees, transferees, assignees, designees and other successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Stockholders and any permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	through brokers or dealers (who may act as agent or principal and who may receive compensation in the form of discounts, concessions or commissions from such Selling Stockholder, the purchaser or such other persons who may be effecting such sales, which discounts, concessions or commissions as to any particular broker or dealer may be in excess of those customary to the types of transactions involved) for resale to the public or to institutional investors at various times;

●	through negotiated transactions, including, but not limited to, block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

●	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices;

●	in privately negotiated transactions other than exchange or quotation service transactions;

●	short sales, purchases or sales of put, call or other types of options, forward delivery contracts, swaps, offerings of structured equity-linked securities or other derivative transactions or securities;

●	hedging transactions, including, but not limited to:

●	transactions with a broker-dealer or its affiliate, whereby the broker-dealer or its affiliate will engage in short sales of shares and may use shares held by such selling shareholder to close out its short position;

●	options or other types of transactions that require the delivery of shares to a broker-dealer or an affiliate thereof, who will then resell or transfer the shares; or

●	loans or pledges of shares to a broker-dealer or an affiliate, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares;

●	through offerings of securities exercisable, convertible or exchangeable for shares, including, without limitation, securities issued by trusts, investment companies or other entities;

●	offerings directly to one or more purchasers, including institutional investors;

●	through ordinary brokerage transactions and transactions in which a broker solicits purchasers;

●	through distribution to the security holders of the Selling Stockholder;

●	by pledge to secure debts and other obligations;

●	through a combination of any such methods of sale; or

●	through any other method permitted under applicable law.

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The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus form a part.

In addition, a Selling Stockholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by the Selling Stockholders that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by the Company incident to the registration of the Securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Company shall not be responsible for any of the Selling Stockholders’ selling costs incurred pursuant to any available method provided hereunder for selling securities.

We are obligated to maintain the effectiveness of this registration statement until all of the Shares registered pursuant to it (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares of Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for us by Winston & Strawn LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of our Company as of and for the years ended August 31, 2025 and 2024 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended August 31, 2025, have been so incorporated in reliance on the report of Bush and Associates CPA, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

TRANSFER AGENT

Our transfer agent is Equiniti Trust Company, LLC, located at 28 Liberty Street, Floor 53, New York, NY 10005.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.bitminetech.io. Information accessible on or through our website is not a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. We incorporate by reference the documents listed below (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

●	our Annual Report on Form 10-K for the fiscal year ended August 31, 2025 (filed on November 21, 2025);

●	our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2025 (filed on January 13, 2026), and February 28, 2026 (filed on April 14, 2026);

●	our Current Reports on Form 8-K filed on September 4, 2025, September 10, 2025, September 22, 2025, November 14, 2025, December 8, 2025, December 15, 2025, January 9, 2026, January 20, 2026, January 26, 2026, January 28, 2026, March 30, 2026, April 6, 2026, and April 7, 2026 (in each case, other than information furnished rather than filed pursuant to Item 2.02 or 7.01 or any such Current Report on Form 8-K); and

●	our Registration Statement on Form 8-A filed with the SEC on April 8, 2026, and our Registration Statement on Form 8-A filed with the SEC on June 2, 2025 (File No. 001-42675), in which there is described the terms, rights and provisions applicable to the shares of our Common Stock, including any amendment or report filed for the purpose of updating such description.

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All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering, or in any other document we subsequently file with the SEC that also is incorporated by reference in this prospectus, modifies or supersedes the original statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. You should direct requests for documents to:

Bitmine Immersion Technologies, Inc.

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attention: Chief Financial Officer

Phone: (203) 401-8200

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501,545 Shares of Common Stock

PROSPECTUS

April 24, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distributions

The following table sets forth the costs and expenses payable by Bitmine Immersion Technologies, Inc. (the “Company” or “Bitmine”) in connection with the offering and sale of the shares of Common Stock, par value $0.0001 per share, (the “Common Stock”) being registered. All amounts shown are estimates, except the Securities and Exchange Commission (the “SEC”) registration fee.

SEC Registration Fee		$1,597.91
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent and registrar fees		*
Printing expenses		*
Miscellaneous		*
Total	$	*

* These fees and expenses are calculated based on the amount of securities offered and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware (“DGCL”) permits a company to eliminate the personal liability of directors of a company to the company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his, her, or its duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our charter, as amended provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director or senior officer, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a company has the power to indemnify a director, officer, employee, or agent of the Company, or a person serving at the request of the company for another company, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he, she, or it was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he, she, or it reasonably believed to be in or not opposed to the best interests of the company, and, in any criminal action or proceeding, had no reasonable cause to believe his, her, or its conduct was unlawful, except that, in the case of actions brought by or in the right of the company, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the company unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In accordance with the Company’s Amended and Restated Certificate of Incorporation as stated in Article 6 titled “Liabilities; Indemnification:”

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6.1 To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director or senior officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or senior officer. No amendment to, modification of, or repeal of Section 6.1 shall apply to or have any effect on the liability or alleged liability of any director or senior officer of the Corporation for or with respect to any acts or omissions of such director or senior officer occurring prior to such amendment.

6.2 The Company may indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director, or senior officer, employee, or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, senior officer, employee, or agent at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.2 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Pursuant to Article XI titled “Indemnification” of the Company’s Bylaws, the Company shall indemnify its directors and officers to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of Article XI.

The right of the Company’s directors and officers to indemnification under the Company’s charter and bylaws is not exclusive of any other right which they may have or hereafter acquire under any statute, our charter, our bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

To the fullest extent permitted by the DGCL or any other applicable law, the Company, upon approval by the board of directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to Article XI.

These indemnification provisions may be sufficiently broad to permit indemnification of our directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

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Item 16. Exhibits

(a) Exhibits

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference from Form 8-K filed September 6, 2022).

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective January 16, 2026 (incorporated by reference from the Current Report on Form 8-K filed with the SEC on January 20, 2026).

3.3	Amended and Restated Bylaws (incorporated by reference from the Registration Statement on Form S-1, as amended (File No. 333-284361)).

5.1	Opinion of Winston & Strawn LLP.

10.1	Share Purchase Agreement, dated March 24, 2026 (incorporated herein by reference from the Current Report on Form 8-K filed with the SEC on March 30, 2026).

10.2	Registration Rights Agreement, dated March 24, 2026 (incorporated herein by reference from the Current Report on Form 8-K filed with the SEC on March 30, 2026).

10.3	Management Services Agreement, dated March 24, 2026 (incorporated herein by reference from the Current Report on Form 8-K filed with the SEC on March 30, 2026).

10.4	Standard Validator LLC Operating Agreement

23.1	Consent of Bush and Associates CPA.

23.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of Registration Statement).

101	Interactive Data File

107	Filing Fee Table.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a) If the registrant is relying on Rule 430B:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on April 24, 2026.

BITMINE IMMERSION TECHNOLOGIES, INC.

By:	/s/ Chi Tsang
Name:	Chi Tsang
Title:	Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Chi Tsang and Young Kim, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully for all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Chi Tsang	Chief Executive Officer and Director	April 24, 2026
Chi Tsang	(Principal Executive Officer)

/s/ Young Kim	Chief Financial Officer and Director	April 24, 2026
Young Kim	(Principal Financial Officer and Principal Accounting Officer)

/s/ Thomas Lee	Director and Executive Chairman of the Board of Directors	April 24, 2026
Thomas Lee

/s/ Jason Edgeworth	Director	April 24, 2026
Jason Edgeworth

/s/ Olivia Howe	Director	April 24, 2026
Olivia Howe

/s/ Lori Love	Director	April 24, 2026
Lori Love

/s/ Michael Maloney	Director	April 24, 2026
Michael Maloney

/s/ David Sharbutt	Director	April 24, 2026
David Sharbutt

/s/ Robert Sechan	Director	April 24, 2026
Robert Sechan

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